UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 4)*

Kimball International, Inc.

(Name of Issuer)

Class B Common $.05 Par Value

(Title of Class of Securities)

494274 10 3

(CUSIP Number)

12-31-01

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]	Rule 13d-1(b)
[ ]	Rule 13d-1(c)
[X]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 494274 10 3

1.	Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
James C. Thyen.................................................................................................................................

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	............................................................................................................................................................
	(b)	............................................................................................................................................................

3.	SEC Use Only............................................................................................................................................

4.	Citizenship or Place of Organization USA...................................................................................................

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 352,312.........................................................................................................

		6.	Shared Voting Power 281,774..................................................................................................

		7.	Sole Dispositive Power 352,312..................................................................................................

		8.	Shared Dispositive Power 281,774...........................................................................................

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 634,086............................................

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) X...........................

11.	Percent of Class Represented by Amount in Row (9) 2.6%........................................................................

12.	Type of Reporting Person (See Instructions) IN..........................................................................................

Page 2a of 6

CUSIP No. 494274 10 3

1.	Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
Robert F. Schneider..................................................................................................................................

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	............................................................................................................................................................
	(b)	............................................................................................................................................................

3.	SEC Use Only............................................................................................................................................

4.	Citizenship or Place of Organization USA...................................................................................................

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 17,572.........................................................................................................

		6.	Shared Voting Power 0.............................................................................................................

		7.	Sole Dispositive Power 17,572...................................................................................................

		8.	Shared Dispositive Power 0.......................................................................................................

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 17,572................................................

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ...........................

11.	Percent of Class Represented by Amount in Row (9) .1%..........................................................................

12.	Type of Reporting Person (See Instructions) IN..........................................................................................

Page 2b of 6

CUSIP No. 494274 10 3

1.	Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
John H. Kahle...................................................................................................................................

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	............................................................................................................................................................
	(b)	............................................................................................................................................................

3.	SEC Use Only............................................................................................................................................

4.	Citizenship or Place of Organization USA...................................................................................................

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 9,606.........................................................................................................

		6.	Shared Voting Power 58,450..................................................................................................

		7.	Sole Dispositive Power 9,606...................................................................................................

		8.	Shared Dispositive Power 58,450............................................................................................

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 68,056.................................................

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ...........................

11.	Percent of Class Represented by Amount in Row (9) .3%........................................................................

12.	Type of Reporting Person (See Instructions) IN..........................................................................................

Page 2c of 6

CUSIP No. 494274 10 3

1.	Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
Randall L. Catt...................................................................................................................................

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	............................................................................................................................................................
	(b)	............................................................................................................................................................

3.	SEC Use Only............................................................................................................................................

4.	Citizenship or Place of Organization USA...................................................................................................

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 3,292.........................................................................................................

		6.	Shared Voting Power 0.............................................................................................................

		7.	Sole Dispositive Power 3,292.......................................................................................................

		8.	Shared Dispositive Power 0........................................................................................................

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,292..................................................

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) X..........................

11.	Percent of Class Represented by Amount in Row (9) .0%........................................................................

12.	Type of Reporting Person (See Instructions) IN..........................................................................................

Page 2d of 6

CUSIP No. 494274 10 3

1.	Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
Cheryl S. May...................................................................................................................................

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	............................................................................................................................................................
	(b)	............................................................................................................................................................

3.	SEC Use Only............................................................................................................................................

4.	Citizenship or Place of Organization USA...................................................................................................

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 600.........................................................................................................

		6.	Shared Voting Power 0..................................................................................................

		7.	Sole Dispositive Power 600.................................................................................................

		8.	Shared Dispositive Power 0............................................................................................

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 600................................................

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ...........................

11.	Percent of Class Represented by Amount in Row (9) .0%........................................................................

12.	Type of Reporting Person (See Instructions) IN..........................................................................................

Page 2e of 6

CUSIP No. 494274 10 3

1.	Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
Julia A. Dutchess..................................................................................................................................

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	............................................................................................................................................................
	(b)	............................................................................................................................................................

3.	SEC Use Only............................................................................................................................................

4.	Citizenship or Place of Organization USA...................................................................................................

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 675.........................................................................................................

		6.	Shared Voting Power 0..................................................................................................

		7.	Sole Dispositive Power 675..................................................................................................

		8.	Shared Dispositive Power 0............................................................................................

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 675.................................................

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ...........................

11.	Percent of Class Represented by Amount in Row (9) .0%........................................................................

12.	Type of Reporting Person (See Instructions) IN..........................................................................................

Page 2f of 6

SCHEDULE 13G

CUSIP NO. 494274 10 3

Item 1(a). Name of Issuer

Kimball International, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:

1600 Royal Street
Jasper, IN 47549

Item 2(a). Names of Persons Filing this Statement:

James C. Thyen
Robert F. Schneider
John H. Kahle
Randall L. Catt
Cheryl S. May
Julia A. Dutchess

Item 2(b). Address or Principal Business Office or, if none, Residence:

1600 Royal Street
Jasper, IN 47549

Items 2(c). Citizenship:

Each of the persons filing this statement is a citizen of the United States.

Item 2(d). Title of Class of Securities:

Class B Common Stock, $.05 Par Value

Item 2(e). CUSIP Number:

494274 10 3

Item 3. Not applicable

SCHEDULE 13G

CUSIP NO. 494274 10 3

Item 4. Ownership (See Notes A, B, C, D and E)

	(A) (B) Amount Beneficially Owned	(A) (B) Percent of Class	(i) (A) Sole Power to Vote or Direct the Vote	(ii) (A) (B) Shared Power to Vote or Direct the Vote	(iii) (A) Sole Power to Dispose or Direct the Disposition of	(iv) (A) (B) Shared Power to Dispose or Direct the Disposition of

James C. Thyen (C)	634,086	2.6%	352,312	281,774	352,312	281,774
Robert F. Schneider	17,572.1%		17,572	0	17,572	0
John H. Kahle	68,056.3%		9,606	58,450	9,606	58,450
Randall L. Catt (C)	3,292.0%		3,292	0	3,292	0
Cheryl S. May	600.0%		600	0	600	0
Julia A. Dutchess	675.0%		675	0	675	0

Note A. Includes shares of Class A Common Stock of Kimball International, Inc. which pursuant to charter provision is convertible into Class B Common Stock on a share-for-share basis at any time.

Note B. Includes in the totals for James C. Thyen the shareholdings of trusts for the benefit of his father's estate and two charitable foundations. Also includes in the totals for John H. Kahle the shareholdings of a charitable foundation.

Note C. Does not include shares which may be deemed to be beneficially owned by the reporting person's wife as follows: 30,120 shares as to James C. Thyen and 11,878 shares as to Randall L. Catt.

Note D. The persons filing this statement disclaim that they or any two of them constitute a group within the meaning of Rule 13d-5(b)(1).

Note E. Each of the reporting persons disclaims beneficial ownership of any shares listed above of which we would not, but for Rule 13d-3 under the Securities Exchange Act of 1934, be deemed to be the beneficial owner.

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6. Ownership of more than five percent on behalf of another person

See Note B to Item 4 above.

Item 7. Not applicable.

Item 8. Not applicable.

Item 9. Not applicable.

Item 10. Not applicable.

SCHEDULE 13G

CUSIP NO. 494274 10 3

SIGNATURE

After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

By:	/s/ James C. Thyen

JAMES C. THYEN

February 8, 2002

Exhibits

Attached hereto as Exhibit A are agreements from each of the persons filing this statement, other than the above signature, that this statement is filed on behalf of each of them.

Attention: Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

SCHEDULE 13G

CUSIP NO. 494274 10 3

Exhibit A

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. The undersigned hereby agree that Schedule 13G, to which this instrument is an exhibit, if filed on behalf of each of the undersigned.

By:	/s/ Robert F. Schneider

ROBERT F. SCHNEIDER

February 8, 2002

By:	/s/ John H. Kahle

JOHN H. KAHLE

February 8, 2002

By:	/s/ Randall L. Catt

RANDALL L. CATT Executive Vice President

February 8, 2002

By:	/s/ Cheryl S. May

CHERYL S. MAY

February 8, 2002

By:	/s/ Julia A. Dutchess

JULIA A. DUTCHESS

February 8, 2002